UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2020 (June 30, 2020)

XERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38536	20-3352427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1600
Chicago, Illinois 60601
(Address of principal executive offices, including zip code)

(844) 445-5704
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Notes Offering

On June 30, 2020, Xeris Pharmaceuticals, Inc. (the “Company”) completed its previously announced underwritten public offering (the “Notes Offering”) of $75.0 million aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2025 (the “Notes”). As previously announced, the Company granted the underwriters of the Notes Offering a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of Notes, solely to cover over-allotments. As of the date of this Current Report on Form 8-K, the underwriters of the Notes Offering have not exercised their option to purchase additional Notes.

The Notes are governed by the terms of a base indenture for senior debt securities (the “Base Indenture”), as supplemented by the first supplemental indenture thereto (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each dated as of June 30, 2020, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes bear cash interest at the rate of 5.00% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2021, to holders of record at the close of business on the preceding January 1 and July 1, respectively. The Notes will mature on July 15, 2025, unless earlier converted or redeemed or repurchased by the Company.

At any time before the close of business on the second scheduled trading day immediately before the maturity date, holders of Notes may convert their Notes at their option into shares of the Company’s common stock, together, if applicable, with cash in lieu of any fractional share, at the then-applicable conversion rate.

The conversion rate for the Notes will initially be 326.7974 shares of the Company’s common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $3.06 per share of common stock, and is subject to adjustment under the terms of the Notes.

Subject to certain exceptions and subject to certain conditions, holders of the Notes may require the Company to repurchase their Notes upon the occurrence of a “Fundamental Change” (as defined in the Indenture) prior to maturity for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Notes will be redeemable, in whole and not in part, at the Company's option at any time on or after July 20, 2023, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the then-applicable conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice and (ii) the trading day immediately before the date the Company sends such notice.

In certain circumstances, conversions in connection with “Make-Whole Fundamental Changes” (as defined in the Indenture) may result in an increase to the conversion rate, provided that the conversion rate will not exceed 367.6470 shares of the Company’s common stock per $1,000 principal amount of Notes, subject to adjustment.

The Indenture contains customary terms and covenants and events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare 100% of the principal of, and any accrued and unpaid interest on, all of the Notes to be due and payable. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes will become due and payable automatically. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects and for up to 360 days, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive special interest on the Notes.

The Notes are the Company’s senior, unsecured obligations and are equal in right of payment with its existing and future senior, unsecured indebtedness, senior in right of payment to its future indebtedness, if any, that is expressly subordinated to the Notes and effectively subordinated to its existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness. The Notes are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of its subsidiaries.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by the full text of the Base Indenture and the Supplemental Indenture that are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein. The Form of Note is attached as Exhibit 4.3 to this Current Report on Form 8-K.

Second Amendment to Amended and Restated Loan and Security Agreement

On June 30, 2020, the Company entered into a Second Amendment to Amended and Restated Loan and Security Agreement with Oxford Finance LLC, as the collateral agent and a lender (“Oxford”), and Silicon Valley Bank, as a lender (“SVB”, and together with Oxford, the “Lenders”) to amend that certain Amended and Restated Loan and Security Agreement, dated as of September 10, 2019, by and between the Company and the Lenders (as amended, supplemented or otherwise modified from time to time, including by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of April 21, 2020, collectively, the “Second Amendment”).

The Second Amendment provides for the Lenders’ consent to and allowed for the Notes Offering and permits the Company to prepay its U.S. Small Business Administration Paycheck Protection Program Loan, or PPP Loan. The Second Amendment provides for the extension of the interest-only payment period through December 31, 2021, after which the Term Loans will be payable in 30 equal monthly installments. However, if the Company achieves a certain revenue milestone prior to January 1, 2022, then the period for interest-only payments is extended through September 30, 2022, after which the Term Loans will be payable in 21 equal monthly installments. The Second Amendment provides for an extension of the maturity date from June 1, 2023 to June 1, 2024.

Pursuant to the Second Amendment, the Company prepaid a portion of the Term Loans equal to the sum of (i) $20.0 million, plus all accrued and unpaid interest as of the date of the Second Amendment, (ii) the applicable final payment fee of $600,000, (iii) the applicable prepayment fee of $300,000, and (iv) all outstanding Lenders’ Expenses as of the date of the Second Amendment. The Company also prepaid all of its approximately $4.2 million in borrowings under the PPP Loan. Additionally, the Company is required to maintain a minimum balance of $5.0 million in unrestricted cash at all times and to pay an amendment fee of up to $100,000 at the earlier of prepayment or the maturity date, acceleration of any Term Loan and prepayment of any Term Loan amount.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description
4.1	Base Indenture, dated as of June 30, 2020, by and between Xeris Pharmaceuticals, Inc. and U.S. Bank National Association.
4.2	First Supplemental Indenture, dated as of June 30, 2020, by and between Xeris Pharmaceuticals, Inc. and U.S. Bank National Association.
4.3	Form of 5.00% Convertible Senior Note due 2025 (included in Exhibit 4.2).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2020	Xeris Pharmaceuticals, Inc.

	By:	/s/ Barry M. Deutsch
Barry M. Deutsch
Chief Financial Officer